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SFX Broadcasting, Inc.
150 East 58th Street
New York, New York 10155

212-407-9191
212-753-3188 FAX



FOR IMMEDIATE RELEASE:                   For further information:
                                         Cynthia A. Bond
                                         Director, Investor Relations
                                         (212) 407-9126



            SFX BROADCASTING PRICES $600 MILLION OF NEW SECURITIES

NEW YORK, May 23, 1996 -- SFX Broadcasting, Inc. ("SFX") (NASDAQ: SFXBA) announced that yesterday it priced a series of transactions that will restructure its balance sheet and provide financing for all previously announced transactions as well as provide liquidity for additional acquisitions.

The details of the financings are as follows:

- -        Over fifty per cent of the holders of the company's presently outstanding 11 3/8% Senior Subordinated Notes have tendered in response to an offer earlier this month. The offer is scheduled to expire on May 30, 1996. Having received tenders of over fifty per cent the company may now proceed to consummate the new financings.

- -        $450 million Senior Subordinated Notes due 2006 will bear interest at the rate of 10 3/4% and will be sold at their par value of $1,000.

 - $130 million of Cumulative Convertible Exchangeable Preferred Stock due 2003 ($150 million in the event of the exercise of the over-allotment option) will pay dividends at the rate of 6 1/2% Cumulative, and will be sold at a price per share of $50.

In addition, the company recently received a commitment for an increase in its senior secured bank facility to $150 million underwritten by The Bank of New York. The company will use the proceeds for future acquisitions and working capital.

The company intends to use the net proceeds of the offering to repay all notes tendered by May 30, 1996; repay existing indebtedness, and complete all previously announced acquisitions, which include the stations owned by HOW Communications; all of the capital stock of Liberty Broadcasting Corporation; the assets of Prism Radio Partners, L.P.; Multi-Market Radio,

                                   - more -






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Inc. (NASDAQ: RDIOA); and several other individual transactions.
Additionally, the company will make certain payments with respect to the repurchase of securities and modification of employment of the company's outgoing chief executive officer and new chief operating officer.

Robert F. X. Sillerman, Executive Chairman of SFX Broadcasting, said, "We are pleased to have completed this important step in our financing, which not only provides funds to close our new acquisitions, but provides funds for additional acquisitions. The company is now well positioned for the future." The private offering has been made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to certain other institutional investors.

The initial purchasers of the debt offering are BT Securities Corporation with Goldman, Sachs & Co. and Lehman Brothers. The initial purchasers of the preferred offering are be Goldman, Sachs & Co. with Lehman Brothers and BT Securities Corporation.

The 10 3/4% Senior Subordinated Notes due 2006 and the 6 1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due 2007 have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

With the anticipated consummation of all previously announced transactions, SFX will own and operate or provide services to the following radio stations:


                         - list of stations follows -





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KKRW(FM)    Houston, TX                 WGNA(FM)    Albany, NY
KODA(FM)    Houston, TX                 WPYX(FM)    Albany, NY
KQUE(FM)    Houston, TX                 WGNA-AM     Albany, NY
KNUZ-AM     Houston, TX                 WTRY-AM     Albany, NY
WHFS(FM)    Wash., DC/Baltimore, MD     WYSR(FM)    Albany, NY*
WHFM(FM)    Long Island, NY             WMYI(FM)    Greenville-Spartanburg, SC
WBAB(FM)    Long Island, NY             WGVL-AM     Greenville-Spartanburg, SC
WBLI(FM)    Long Island, NY             WSSL(FM)    Greenville-Spartanburg, SC
WGBB-AM     Long Island, NY             WROQ(FM)    Greenville-Spartanburg, SC*
KMKX(FM)    San Diego, CA               KWFM(FM)    Tuscon, AZ
KYXY(FM)    San Diego, CA               KRQQ(FM)    Tuscon, AZ
WSNE(FM)    Providence, RI              KNST-AM     Tuscon, AZ
WHJY(FM)    Providence, RI              KCEE-AM     Tuscon, AZ
WHJJ(FM)    Providence, RI              WHMP(FM)    Springfield/Northampton, MA
WHCN(FM)    Hartford, CT                WHMP-AM     Springfield/Northampton, MA
WMRQ(FM)    Hartford, CT                WPKX(FM)    Springfield/Northampton, MA
WKSS(FM)    Hartford, CT                KRZZ(FM)    Wichita, KS
WPOP-AM     Hartford, CT                KKRD(FM)    Wichita, KS
WTCK-AM     Greensboro, NC*             KNSS-AM     Wichita, KS
WMAG(FM)    Greensboro, NC*             WPLR(FM)    New Haven, CT
WHSL(FM)    Greensboro, NC**            WYBC(FM)    New Haven, CT*
WMFR-AM     Greensboro, NC*             WGNE(FM)    Daytona Beach, FL
WSIX(FM)    Nashville, TN               WCHZ(FM)    Augusta, GA*
WRVW(FM)    Nashville, TN               WAEG(FM)    Augusta, GA**
WIVY(FM)    Jacksonville, FL            WAEJ(FM)    Augusta, GA***
WPDG-AM     Jacksonville, FL            WJDS-AM     Jackson, MS
WOKV-AM     Jacksonville, FL            WKTF(FM)    Jackson, MS
WKQL(FM)    Jacksonville, FL            WMSI(FM)    Jackson, MS
WLYT(FM)    Charlotte, NC               WSTZ(FM)    Jackson, MS*
WTDR(FM)    Charlotte, NC               WZRX-AM     Jackson, MS
WDCG(FM)    Raleigh, NC                 WJDX(FM)    Jackson, MS**
WRDU(FM)    Raleigh, NC                 WKNN(FM)    Biloxi, MS
WTRG(FM)    Raleigh, NC                 WMJY(FM)    Biloxi, MS
WZZU(FM)    Raleigh, NC                 WVCO(FM)    Myrtle Beach, SC***
WMXB(FM)    Richmond, VA                WYAK(FM)    Myrtle Beach, SC***
                                        WMYB(FM)    Myrtle Beach, SC***



                                        *    Joint Selling Agreement (JSA)
                                        **   JSA with option to buy
                                        ***  Local Marketing Agreement


Under contract to be sold or swapped by SFX are the Texas State Networks, a group of regional radio networks; KRLD-AM and KTCK-AM in Dallas; WXTR(FM), WXVR(FM) and WQSI-AM in Washington, DC; WVEZ(FM), WWKY-AM, and WTFX(FM) in Louisville, KY; KOLL(FM) in Little Rock, AR; and WRXR(FM) and WKBG(FM) in Augusta, GA.